KPMG
Chartered Accountants
Box 10426
777 Dunsmuir Street
Vancouver, BC V7Y 1K3
Canada
Telephone (604) 691 3000
Telefax (604) 691 3031
www.kpmg.ca

Mr. A. Schwab
Hyaton Organics Inc.
414 Viewcrest Road
Kelowna, BC V1W 4J8

July 24, 2001

Dear Mr. Schwab

This is to confirm that the client-auditor relationship between Hyaton Organics Inc. and KPMG LLP has ceased.

Yours very truly

/s/ KPMG LLP

cc:
Chief Accountant
Securities and Exchange Commission